Exhibit 10.60 Description of Severance Arrangements for Certain Officers of Thermo Electron

The Human Resources Committee of the Board of Directors of Thermo Electron has approved severance arrangements for certain of its officers. Mr. Brian Holt, Chief Operating Officer, Energy and Environment, and Mr. Theo Melas-Kyriazi, Chief Financial Officer and Vice President, will each receive a severance payment of two times his base salary upon termination of his employment with Thermo Electron, unless his employment is terminated for cause or he terminates his employment voluntarily.